UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): January 31, 2017

 GALENA BIOPHARMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33958	20-8099512
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Crow Canyon Place, Suite 380, San Ramon, CA 94583
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (855) 855-4253

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2017, Galena Biopharma, Inc. (the “Company”) issued a press release announcing the resignation of Mark W. Schwartz, Ph.D. as President and Chief Executive Officer and a director of the Company and its affiliates, effective immediately, and expects the Board to appoint an Interim Chief Executive Officer of the Company within the next couple weeks. A copy of the press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

(b)  Effective January 31, 2017, Dr. Schwartz resigned from his position as President and Chief Executive Officer and as a member of the board of directors of each of Galena Biopharma, Inc., Apthera, Inc. and Mills Pharmaceutical, LLC (collectively, the “Companies”). For purposes of Dr. Schwartz’ Employment Agreement, dated as of August 21, 2014, Dr. Schwartz’ resignation was without “Good Reason”.

(e) In connection with his resignation, on January 31, 2017, the Company executed a Separation Agreement and General Release with Dr. Schwartz and terminated the Dr. Schwartz’ Employment Agreement effective as of the resignation date. The Separation Agreement will be filed with the Annual Report on Form 10-K for the year ending December 31, 2016. The Separation Agreement provides, among other things, for the following: (a) Dr. Schwartz shall, within three days of January 31, 2017, receive his final paycheck and any unpaid vacation; (b) Dr. Schwartz shall receive $302,068.86 less required tax withholdings and authorized deductions, which is equal to six (6) months of the Employee’s final base salary and six (6) months of the cost for continued health benefits coverage under COBRA; (c) in accordance with the Company’s By-Laws and Certificate of Incorporation as well as Delaware law, the Company shall indemnify and hold Dr. Schwartz harmless from any claims arising out of his actions as an employee and/or director of the Company; and (d) Dr. Schwartz agrees to release and waive all claims (both known or unknown) that he may have against the Company as of the date of his resignation.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release issued by Galena Biopharma, Inc., dated January 31, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GALENA BIOPHARMA, INC.

Date:	January 31, 2017	By:	/s/ Thomas J. Knapp
Thomas J. Knapp Interim General Counsel and Secretary